Exhibit 10.30

August 12, 2015

Marc Caira (“you”)

You are a holder of stock options (“Options”) and related Stock Appreciation Rights (“SARs”) originally issued by Tim Hortons Inc. (“THI”) pursuant to one or more Nonqualified Stock Option Award Agreements with THI (the “Award Agreement(s)”). As a result of the transaction between THI and Burger King Worldwide, Inc. (the “Transaction”), each of your outstanding Options (and its tandem SAR), whether vested or unvested, that was not surrendered in connection with the Transaction was exchanged for an Option with a tandem SAR to acquire from Restaurant Brands International Inc. (“RBI”) a number of common shares of RBI (“Shares”) equal to the product of the number of THI common shares subject to such Option and 2.4106, subject to rounding, and RBI assumed THI’s obligations under the Award Agreement(s). Your Options and tandem SARs are set forth on Exhibit A.

As a holder of Options and tandem SARs, you are being asked to agree to the amendments to the terms of your Award Agreement(s) as set forth in this letter agreement. If you consent to the terms hereof, please execute a copy of this letter where indicated below. If you do not consent to such terms, the terms of your Options and tandem SARs will remain unchanged. If you consent to the terms hereof, the amendments to the terms of your Award Agreements(s) will be effective as of September 1, 2015, regardless of the date that you sign this letter agreement.

Unless defined in this letter agreement, capitalized terms used herein shall have the meanings ascribed to them in the Award Agreement(s).

The proposed amendments to your Award Agreement(s) are as follows:

(1)	You hereby agree to voluntarily relinquish your right to exercise your tandem SARs, and all of your tandem SARs will be cancelled, effective upon your execution of this letter agreement. You agree and acknowledge that you have not and will not receive any cash payment or other consideration in connection with the voluntary relinquishment and cancellation of your tandem SARs.

(2)

Notwithstanding anything in the Award Agreements to the contrary, upon exercise of all or a portion of the vested amount of your Award, you may do a cashless exercise through Solium and receive a cash settlement equal to the product of (i) the difference between the Fair Market Value of a Share on the date of exercise of the Option and the Option Price; multiplied by (ii) the number of Shares as to which the Option is being exercised, less applicable withholding taxes. The brokerage and transaction fees associated with the cashless exercise of the modified options will be paid by THI.

Except as set forth in this letter agreement, the terms and conditions of your Award Agreement(s) shall remain unchanged and in full force and effect. You will take or authorize such other actions and execute such other documents as RBI determines to be reasonable or appropriate to implement the provisions of this letter agreement.

Investing in Shares involves risk. Before executing this letter agreement, you should talk to your personal financial or tax advisor having regard to your own particular situation. In addition, it is important that you read the Annual Report on Form 10-K of RBI that was filed with the Securities and Exchange Commission (“SEC”) on March 2, 2015, the Quarterly Reports on Form 10-Q of RBI that were filed with the SEC on May 5, 2015 and on July 31, 2015, and other information that RBI has filed with the SEC.

Please sign a copy of this letter agreement where indicated below to evidence your agreement to the terms and conditions hereof, and return a copy to Frank Folino by August 20, 2015. If you have any questions regarding this matter, please contact Frank Folino at (905) 339-6111 or Jose Mora at (305) 378-7803.

Sincerely,

Restaurant Brands International Inc.

By:	/s/ Jessica Sisk-Roehle

Agreed to and acknowledged as of this 13th day of August, 2015 by:

/s/Marc Caira

Marc Caira

Exhibit A

List Options and SARs

Grant Date	Grant Name	Grant Price	Outstanding Options with Tandem SARs

15-May-2014	2014 Option/SAR	CAD $24.93	200,000